                                                                  Exhibit 2.3



                           [FORM OF VOTING AGREEMENT]



                                         January __, 1998




Mercantile Bancorporation Inc.
Mercantile Tower
St. Louis, Missouri  63166

Dear Sirs:

                  The undersigned understands that Mercantile Bancorporation Inc. ("Mercantile"), Ameribank, Inc., a wholly owned subsidiary of Mercantile ("Merger Sub"), and Firstbank of Illinois Co. ("Firstbank") are entering into an Agreement and Plan of Reorganization (the "Agreement") providing for, among other things, a merger between Merger Sub and Firstbank (the "Merger"), in which all of the outstanding shares of capital stock of Firstbank will be exchanged for shares of common stock, par value $0.01 per share, of Mercantile.

                  The undersigned is a stockholder of Firstbank (the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

                  The undersigned confirms its agreement with you as follows:

                  1. The undersigned represents, warrants and agrees that
Schedule I annexed hereto (which Mercantile agrees may be delivered by the undersigned within two weeks of the date hereof) sets forth shares of the capital stock of Firstbank of which the undersigned is the record or beneficial owner (the "Shares") and that the undersigned is on the date hereof the lawful owner of the number of shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Firstbank (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares, other than as previously disclosed to you.

                  2. The undersigned agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) with your prior written consent and (iii) Shares transferred to Firstbank in connection with the exercise of stock options to the extent that as of the date hereof the related option agreement permits Shares to be so used in connection with the exercise of stock options.

                  3. The undersigned agrees that all of the Shares beneficially owned by the undersigned, or over which the undersigned has voting power or control, directly or indirectly, at the record date for any meeting of stockholders of Firstbank called to consider and vote to approve the Agreement and/or the transactions contemplated thereby will be voted by the undersigned in favor thereof.

                  4. The undersigned agrees to, and will cause any company, trust or other entity controlled by the undersigned to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The undersigned agrees that the undersigned will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Firstbank or the acquisition of any capital stock or other securities of Firstbank or the business combination, merger or consolidation of Firstbank with any person or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction.

                  The undersigned has all necessary power and authority to enter into this letter agreement. This agreement is the legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

                  This letter agreement may be terminated at the option of any party at any time after the earlier of (i) termination of the Agreement and (ii) the day following the Closing Date (as defined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                  Nothing herein shall be construed to require the undersigned or any company, trust or other entity controlled by the undersigned to take any action or fail to take any action in violation of applicable law, rule or regulation. Further, any action taken by the undersigned solely in the undersigned's capacity as a director of Firstbank (and not in undersigned's capacity as a shareholder) and which does not result in or constitute a violation of any agreement, covenant or obligation set forth in the Agreement shall not be deemed to violate the provisions hereof.

                                                 Very truly yours,



                                                 By:
                                                    ----------------------------
                                                     Stockholder

Confirmed on the date
first above written.

MERCANTILE BANCORPORATION INC.


By:
   ----------------------------